                                                                   EXHIBIT 99.12


                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

                                        )
                                        )
IN RE SERVICE CORPORATION               )
INTERNATIONAL                           )            CIVIL ACTION NO. H-99-0280
                                        )            (Judge Lynn N. Hughes)
                                        )
                                        )

                   DEFENDANTS' REPLY TO PLAINTIFFS' OPPOSITION
                      TO DEFENDANTS' MOTION TO DISMISS THE
                       CONSOLIDATED CLASS ACTION COMPLAINT










                                            J. Clifford Gunter III
                                            Andrew M. Edison

                                            Bracewell & Patterson, L.L.P.
                                            South Tower Pennzoil Place
                                            711 Louisiana, Suite 2900
                                            Houston, Texas 77002-2781
                                            Telephone:        (713) 223-2900
                                            Facsimile:        (713) 221-1212

                                            COUNSEL FOR DEFENDANTS

                                TABLE OF CONTENTS

                                                                                                               PAGE
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

INTRODUCTION......................................................................................................1

ARGUMENT .........................................................................................................2

         A.       Plaintiffs Fail to Plead with Sufficient Particularity..........................................2

                  1.       Plaintiffs are Pleading on Information and Belief......................................3

                  2.       Plaintiffs do not Plead the Factual Basis for their Allegations........................5

                  3.       Plaintiffs Must Identify Internal Documents and Informants
                           Relied Upon in Filing the Complaint....................................................6

                  4.       The Preneed Study and Defendants' Alleged Statements do not
                           Support the Allegations in the Complaint...............................................8

         B.       Plaintiffs Fail to Adequately Allege Scienter..................................................11

                  1.       Plaintiffs do not State with Particularity Facts Giving Rise to a Strong Inference of Scienter for Each Act or Omission
                           Alleged...............................................................................11

                  2.       Plaintiffs' Allegations of Motive and Opportunity are not Sufficient..................12

         C.       Many of the Alleged Misstatements are not Actionable as a Matter
                  of Law.........................................................................................15

         D.       Plaintiffs' Section 11 and Section 12(a)(2) Claims Fail........................................16

                  1.       Plaintiffs' Section 11 and 12(a)(2) Claims are Subject to Rule 9(b)
                           and the Reform Act. ..................................................................16

                  2.       The Accuracy of the Registration Statement/Prospectus is Tested
                           on its Effective Date - November 20, 1998.............................................17

                  3.       The Registration Statement/Prospectus did not Require
                           Defendants to Disclose all Ongoing Developments Relating
                           to SCI's Business.....................................................................19

CONCLUSION.......................................................................................................23

CERTIFICATE OF SERVICE...........................................................................................23

                              TABLE OF AUTHORITIES

                                                                                                             PAGE
                                                                                                             ----
CASES
-----
Acito v. IMCERA Group, Inc.,
     47 F.3d 47 (2d Cir. 1995) ...............................................................................15


Decker v. Massey-Ferguson, Ltd., 534 F. Supp. 873 (S.D.N.Y. 1981)
     (same), aff'd in part, rev'd in part on other grounds,
     681 F.2d 111 (2d Cir. 1982)...............................................................................7


Finkel v. Stratton Corp.,
     754 F. Supp. 318 (S.D.N.Y. 1990), aff'd in part,
     rev'd in part on other grounds, 962 F.2d 169 (2d Cir. 1992)..............................................18


Hartsell v. Source Media, Inc.,
     1999 WL 649645 (N.D. Tex. 1999) ..........................................................................3


Hockey v. Medhekar,
     1997 WL 203704 (N.D. Cal. 1997) ..........................................................................6


In re Cirrus Logic Sec. Litig.,
     946 F. Supp. 1446 (N.D. Cal. 1996) ......................................................................13


In re Donald J. Trump Casino Securities Litigation,
     793 F. Supp. 543 (D.M.J. 1992), aff'd, 7 F.3d 357 (3d Cir. 1993) ........................................21


In re Fine Host Corp. Sec. Litig.,
     25 F. Supp.2d 61 (D.Conn. 1988) .........................................................................14


In re Green Tree Financial Corp. Stock Litigation,
1999 WL 684173 (D. Minn. 1999) ................................................................................3


In re Health Management,
     970 F. Supp. 192 (E.D.N.Y. 1997) ........................................................................15


In re Health Mngmt Syst. Inc. Sec. Litig.,
     1998 WL 283286 (S.D.N.Y. 1998) ...........................................................................3


In re PETsMART, Inc. Securities Litigation,
     61 F. Supp.2d 982 (D.Ariz. 1999) .........................................................................3

                              TABLE OF AUTHORITIES

                                                                                                             PAGE
                                                                                                             ----
CASES
-----
In re Silicon Graphics Sec. Litig.,
     183 F.3d 970 (9th Cir. 1999) .............................................................................3


Law v. Medco Research, Inc.,
     113 F.3d 781 (7th Cir. 1997) .............................................................................7


Lirette v. Shiva Corp.,
     999 F. Supp. 164 (D. Mass. 1998) .........................................................................3


Marksman Partners L.P. v. Chantal Pharmaceutical Corp.,
     927 F. Supp. 1297 (C.D. Cal. 1996) .......................................................................7


Medhekar v. United States Dist. Court,
     99 F.3d 325 (9th Cir. 1996) ..............................................................................6


Melder v. Morris,
     27 F.3d 1097 (5th Cir. 1994) ............................................................................16


Mills v. Polar Molecule Corp.,
     12 F.3d 1170 (2d Cir. 1993) .............................................................................12


Moll v. U.S. Life Title Ins. Co.,
     654 F. Supp. 1012 (S.D.N.Y. 1987) ........................................................................7


Nelson v. Paramount Communications, Inc.,
     872 F. Supp. 1242 (S.D.N.Y. 1994) .......................................................................17


Novak v. Kasaks,
     997 F. Supp. 425 (S.D.N.Y. 1998) ......................................................................4, 7


Plevy v. Haggerty,
     38 F. Supp. 2d 816 (C.D.Cal. 1998) ......................................................................14


RGB Eye Associates v. Physicians Resource Group, Inc.,
     1999 WL 980801 (N.D. Tex. 1999) .........................................................................13


Rubin v. Trimble,
     1997 WL 227956 (N.D.Cal. 1997) ...........................................................................7


Salinger v. Projectavision, Inc.,
     972 F. Supp. 222 (S.D. N.Y. 1997) .......................................................................15


Sears v. Likens,
     912 F.2d 889 (7th Cir. 1990) ............................................................................16

                              TABLE OF AUTHORITIES

                                                                                                             PAGE
                                                                                                             ----
CASES
-----
Segan v. Dreyfus Corp.,
     513 F.2d 695 (2d Cir. 1975) ..............................................................................7


Shapiro v. UJB Fin. Corp.,
     964 F.2d 272 (3d Cir.), cert. denied, 506 U.S. 934 (1992) ...............................................16


Shaw v. Digital Equipment Corp.,
     82 F.3d 1194 (1st Cir. 1996). ...........................................................................22


Tirone v. Calderone-Curran Ranches, Inc.,
     1978 WL 1095 (W.D.N.Y. 1978) ............................................................................18


Tuchman v. DSC Communications Corp.,
     4 F.3d 1061 (5th Cir. 1994) ..........................................................................2, 14


Walish v. Leverage Group, Inc.,
     1998 WL 314644 (E.D. Pa. 1998) ..........................................................................12


Williams v. WMX Techs., Inc.,
     112 F.3d 175 (5th Cir.), cert. denied, 118 S.Ct. 412 (1997) ..........................................10-12


Zeid v. Kimberley,
     973 F. Supp. 910 (N.D. Cal. 1997), vacated, 1999 WL 993649 (9th Cir. 1999)................................4




STATUTES/RULES
--------------

15 U.S.C. Section 77k(a) .....................................................................................17


15 U.S.C. Section 77l(2)......................................................................................17


15 U.S.C. Section 78u-4(b)(1)(B)...............................................................................3


15 U.S.C. Section 78u-4(b)(3)(B)...............................................................................6


Private Securities Litigation Reform Act of 1995......................................................in passium
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


                              TABLE OF AUTHORITIES

                                                                                                             PAGE
                                                                                                             ----

OTHER
-----
141 Cong. Rec. H2848 (March 8, 1995)...........................................................................8


141 Cong. Rec. H2849 (March 8, 1995)...........................................................................8


3A Harold S. Bloomenthal, Securities and Federal Corporate Law Section 8.23 (1993) ...........................18


Fed. R. Civ. P. 8(a)(2)........................................................................................2


Fed. R. Civ. P. 9(b)........................................................................................2, 3


H.R. Conf. Rep. No. 104-369 (1995).............................................................................8


Thomas Lee Hazen, Treatise on the Law of Securities Regulation.
     Section 7.3 (3d ed. 1995) ...............................................................................18

                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

                                        )
                                        )
IN RE SERVICE CORPORATION               )
INTERNATIONAL                           )            CIVIL ACTION NO. H-99-0280
                                        )            (Judge Lynn N. Hughes)
                                        )
                                        )

                   DEFENDANTS' REPLY TO PLAINTIFFS' OPPOSITION
                      TO DEFENDANTS' MOTION TO DISMISS THE
                       CONSOLIDATED CLASS ACTION COMPLAINT



         Defendants file this Reply to Plaintiffs' Opposition to Defendants' Motion to Dismiss the Consolidated Class Action Complaint, and would show the Court as follows:

                                  INTRODUCTION

         Why do Plaintiffs struggle to evade the requirements of the Private Securities Litigation Reform Act of 1995 ("Reform Act")? If Plaintiffs had facts to support their claim that a fraud has taken place, one would expect that they would have complied with the Reform Act by pleading particularized facts or information in their possession and demonstrating that these allegations give rise to a strong inference of fraudulent intent. Rather than comply with the Reform Act, Plaintiffs will concoct any argument they can to evade the tough new requirements that Congress laid down. Plaintiffs argue that the Consolidated Class Action Complaint ("CCAC") is plead neither on personal knowledge nor on information and belief, but on a new species of pleading, "investigation of counsel," that remarkably allows them to evade all of the Reform Act's heightened pleading requirements. Rather than respond to Defendants' scienter arguments, Plaintiffs hunker down and repeat their mantra that the court is compelled to accept as true all of the CCAC's allegations, no matter how demonstrably false or inadequate.(1) The Reform Act forbids this kind of stonewalling.

         Plaintiffs must allege in their complaint all of the facts or information in their possession so that the Court can decide at the pleading stage if their allegations are sufficient to create a strong inference of fraudulent intent. Plaintiffs cannot simply assert "beliefs," no matter how particularized, and glide into discovery in search of a claim. In this case, Plaintiffs' opposition is an exercise in denial. Plaintiffs essentially ignore that the Reform Act ever happened, simply rehashing the allegations of the CCAC and failing to distinguish the wealth of authority that has held that such allegations insufficient under the Reform Act. If the Reform Act is to have any bite, it must stop this case at the pleading stage.

                                    ARGUMENT

A.       PLAINTIFFS FAIL TO PLEAD WITH SUFFICIENT PARTICULARITY.

         In most cases, all a plaintiff's complaint must contain is a "short and plain statement of the claim showing that the pleader is entitled to relief." Fed. R. Civ. P. 8(a)(2). In a federal securities fraud case, however, a plaintiff may not take refuge in the usually liberal standards employed in a Rule 12(b)(6) motion. Instead, a plaintiff seeking to avoid dismissal for failure to state a claim "must plead specific facts, not mere conclusory allegations." Tuchman v. DSC Communications Corp., 14 F.3d 1061, 1067 (5th Cir.
1994). Indeed, Rule 9(b) imposes a heightened level of pleading for fraud claims: "In all averments of fraud or mistake, the circumstances constituting fraud or mistake shall be stated with particularity." Fed. R. Civ. P. 9(b). See also Tuchman, 14 F.3d at 1067 (applying Rule 9(b) to federal securities fraud claims). The Reform Act imposes an even higher pleading



----------------------

         (1) Plaintiffs correctly note that there are two principal claims at issue in this case. The first claim is brought under Section 10(b) on behalf of both SCI shareholders and former ECI shareholders. The second claim is brought under Sections 11 and 12(a)(2) on behalf of former ECI shareholders. Both claims should be dismissed.

burden, expressly providing that when a plaintiff's complaint is based upon information and belief, the plaintiff must "state with particularity all facts upon which the belief is formed." 15 U.S.C. Section 78u-4(b)(1)(B) (emphasis added).(2) Quite simply, Plaintiffs have failed to satisfy this burden.(3)

         1.       PLAINTIFFS ARE PLEADING ON INFORMATION AND BELIEF.

         Plaintiffs offer several excuses for their failure to comply with the Reform Act. First, they contend they need not comply with the Reform Act because they are pleading on the basis of "investigation of counsel," not on knowledge or on information and belief. See Opposition Brief at pp. 21-22.

         As one would expect, the Reform Act's requirement that plaintiffs state the factual basis for their claims may not be sidestepped simply by claiming that allegations which are clearly based on "information and belief" are, in actuality, based on "investigation of counsel." See In re Health Management Sys. Inc. Sec. Litig., 1998 WL 283286, *3 (S.D.N.Y. 1998) (investigation of counsel is an unacceptable approach to pleading falsity under the Reform Act); Hartsell
v. Source Media, Inc., 1999 WL 649645, *1 (N.D. Tex. 1999) (holding that allegations made on "investigation of counsel" are to be treated the same as allegations made on "information and belief"); In re Green Tree Financial Corp. Stock Litigation, 1999 WL 684173, *10 (D. Minn. 1999) (same); In re PETsMART, Inc. Securities Litigation, 61 F. Supp.2d 982 (D.Ariz. 1999) (same); Lirette v. Shiva Corp., 999 F. Supp. 164, 165 (D. Mass. 1998) ("assertions that the allegations that follow are ...



------------------

         (2) "Although the words `facts' and `particularity' are not defined in the statute, their meaning is plain...[W]e read the statutory command that a plaintiff plead all the `facts' with `particularity' to mean that a plaintiff must provide a list of all relevant circumstances in great detail." In re Silicon Graphics Sec. Litig., 183 F.3d 970 (9th Cir. 1999) (Silicon Graphics
II).

         (3) As described in Section D.1., Plaintiffs' Section 11 and 12(a)(2) claims are subject to Rule 9(b) and the Reform Act.

founded on 'information and belief' [and] based upon 'investigation by Plaintiffs' counsel' ... utterly failed to comply with" the Reform Act").

         If allegations based upon investigation of counsel are permitted to replace allegations based upon information and belief, the Reform Act's heightened pleading requirements will be easily evaded. See, e.g., Novak v. Kasaks, 997 F. Supp. 425, 431 (S.D.N.Y. 1998) (pleading based on investigation of counsel held not sufficient to avoid the Reform Act's requirement that plaintiffs state the factual basis for their claim). This violates both the letter and the spirit of the Reform Act.

         Plaintiffs cite several cases which appear, at first glance, to endorse "investigation of counsel" as a means to avoid the Reform Act's pleading requirements for allegations based on information and belief. See, e.g., Zeid v. Kimberley, 973 F. Supp. 910, 915 (N.D. Cal. 1997), vacated, 1999 WL 993649 (9th
Cir. 1999). A closer look at these cases, however, reveals that they actually support a heightened pleading requirement. In Zeid, for example, the plaintiffs' insisted that their complaint was based on investigation of counsel rather than on information and belief to mean that their claims were based on personal knowledge. Id. This holding did not, as Plaintiffs suggest, reduce Plaintiffs' burden to plead their claims with particularity. Rather, it heightened it. The Zeid court held that plaintiffs who base their claims on "investigation of counsel" were required to meet the strict, rather than the relaxed, pleading requirements of Rule 9(b) and the Reform Act. Id. In other words, the Zeid court held that plaintiffs who based their complaint on "investigation of counsel" had undertaken to do more than plead the facts from which falsity and intent to defraud could be inferred; they had undertaken to plead with particularity (1) each statement alleged to have been misleading; (2) the reason or reasons why the statement is misleading; and (3) as to each statement, those facts giving rise to a strong inference that the defendants acted with scienter. Id.

         2.       PLAINTIFFS DO NOT PLEAD THE FACTUAL BASIS FOR THEIR
                  ALLEGATIONS.

         Plaintiffs spend page after page in their Opposition Brief merely restating the allegations contained in the CCAC. The problem with Plaintiffs's approach is that the CCAC provides no "particular facts" supporting Plaintiffs' alleged belief that SCI committed fraud. Rather than plead particularized facts, Plaintiffs have pled only "particularized beliefs" hoping to slip past the strong inference requirement. Plaintiffs offer no clue regarding the "information" upon which their "particularized beliefs" are based. Because they do not plead such detailed information, Plaintiffs have disabled the Court from doing the task that Congress mandated: determining whether the facts in Plaintiffs' possession -- rather than Plaintiffs' speculations -- give rise to a strong inference of fraud.

         For example, the CCAC alleges that SCI failed to actively manage its mortuary trust assets, and that by 1998 that failure had an increasing impact on SCI's profit margins. See CCAC at p. 36. According to the CCAC, rather than disclose that SCI had an enormous backlog of unmanaged, underperforming preneed funeral trust funds and that a material number of SCI's preneed funeral contracts had been, and would continue to be, performed at significant losses, SCI falsely represented that SCI was actively managing its backlog of acquired preneed trust assets. See CCAC at p. 45, 47.

         These conclusory allegations, which anyone can make, are not sufficient to meet Plaintiffs' pleading burden. As explained in detail in the Defendants' Motion to Dismiss, the CCAC does not plead the sources of their information, how they received such information, and why such information rendered the Defendants' statements false or misleading.(4) It is not enough simply to


-----------------

         (4) As noted in Defendants' Motion to Dismiss, "Plaintiffs point to a number of statements made by the SCI Defendants and claim, without providing any factual support, that the opposite of allege that SCI's preneed funeral business was in the tank, and that SCI failed to disclose it. If that were the case, every securities fraud case would survive a motion to dismiss. Plaintiffs must provide concrete facts which support their allegations - not merely repeat unsubstantiated assertions.

         Even more egregious is Plaintiffs' tacit admission that with respect to the most central allegations in the CCAC - that SCI's preneed business was unprofitable and negatively impacted the Company's overall profit margins and performance - there is no factual basis whatsoever for their allegations. Instead, Plaintiffs assert that discovery is required to provide a basis for their alleged "belief." See Opposition Brief at p. 25. The Reform Act requires that a complaint plead specific facts that a fraud has occurred before discovery may commence. 15 U.S.C. Section 78u-4(b)(3)(B) (all discovery shall be stayed during the pendency of a motion to dismiss); Medhekar v. United States Dist. Court, 99 F.3d 325, 328 (9th Cir. 1996) ("Congress clearly intended that complaints in these securities actions should stand or fall based on the actual knowledge of the plaintiffs rather than information produced by the defendants after the action has been filed."). Under the Reform Act, Plaintiffs' faint hopes hope that the discovery process might lead eventually to some plausible cause of action cannot satisfy their heightened obligation to plead particularized facts evidencing fraud.

         3. PLAINTIFFS MUST IDENTIFY INTERNAL DOCUMENTS AND INFORMANTS RELIED UPON IN FILING THE COMPLAINT.

         The Reform Act specifically requires a plaintiff to identify the source of information offered in support of Plaintiffs' allegations and specific details concerning the content and origin of supposed "internal documents." See, e.g., Silicon Graphics II, 183 F.3d at 985 ("a plaintiff must provide, in great detail, all the relevant facts forming the basis of her belief"); Hockey v. Medhekar, 1997 WL

-----------------

what the SCI Defendants said was true." See Defendants' Motion to Dismiss at
p.15. This does not pass muster.

203704, *8 (N.D. Cal. 1997) ("Nowhere in plaintiffs' complaint is there a reference to a particular corporate documents or data. Plaintiffs do not attempt to show when these documents were created, by whom they were drafted, or even whether [the company] regularly prepared such documents").

         Citing several Pre-Reform Act Second Circuit cases,(5) Plaintiffs claims that they do not have to "specify which internal documents they relied on or even that they relied on internal documents at all." See Opposition Brief at
p. 27. In making this argument, Plaintiffs ignore the fact that post-Reform Act cases universally hold that the Reform Act increases the pleading requirements for securities fraud, and do not limit this increased standard solely to scienter. See, e.g., Law v. Medco Research, Inc., 113 F.3d 781, 785 (7th Cir.
1997) (Reform Act "stiffened" the requirement that fraud be pled with particularity); Marksman Partners L.P. v. Chantal Pharmaceutical Corp., 927 F. Supp. 1297, 1308 (C.D. Cal. 1996) ("the pleading standard in securities fraud cases has been made more rigorous"); Rubin v. Trimble, 1997 WL 227956, at *8 (N.D.Cal. 1997) (Reform Act "significantly raised the pleading standard for federal securities claims"). Despite Plaintiffs' wish to be subject to the less demanding pre-Reform Act pleading requirements, the Reform Act's heightened pleading standard is in full force and effect.


-----------------

         (5) Contrary to Plaintiffs' assertion that, prior to the Reform Act, the Second Circuit employed a relaxed pleading standard, Second Circuit courts enforced three explicit requirements for information and belief pleading. First, a plaintiff had to identify the specific sources of his information. Second, the plaintiff had to identify what information was gleaned from each source. Finally, plaintiff then had to link each belief to the specific source of information upon which it was based. These requirements served an important purpose: "to allow each defendant and the Court to review the sources and determine, at the pleading stage, whether an inference of fraud may be fairly drawn from the information contained therein." Moll v. U.S. Life Title Ins. Co., 654 F. Supp. 1012, 1035 (S.D.N.Y. 1987). See also Segan v. Dreyfus Corp., 513 F.2d 695, 696 (2d Cir. 1975) ("A suit charging fraud may not be based on facts so secret that the defendants cannot be told what they are"); Decker v. Massey-Ferguson, Ltd., 534 F. Supp. 873 (S.D.N.Y. 1981) (same), aff'd in part, rev'd in part on other grounds, 681 F.2d 111 (2d Cir. 1982).

         Part of the Reform Act's increased pleading standard includes a requirement to identify internal documents and informants relied upon in filing the complaint. See, e.g., Novak, 997 F. Supp. at 435. Plaintiffs fail to do this. If Plaintiffs had a factual basis for their claims, one would think they would gladly set forth their alleged evidence, rather than throw up every roadblock known to man.

         Congress clearly intended to impose on plaintiffs the obligation to reveal everything they know about the alleged misconduct for which they sue, including the precise identity of their source of that belief, whether it is documents or individuals. In enacting the Reform Act, Congress specifically rejected an alternative that would simply have required plaintiffs to plead facts that support their beliefs. See 141 Cong. Rec. H2848 (March 8, 1995). Instead, Congress adopted a requirement that a plaintiff must "state with particularity all facts upon which the belief is formed." 15 U.S.C. Section 78u-4(b)(1)(B). Congress rejected the alternative language even though its proponent, Congressman Dingell, pointed out that the enacted language would require plaintiffs to name confidential informants, among others, to satisfy the pleading standard. See 141 Cong. Rec. H2849 (March 8, 1995) (the Reform Act requires a plaintiff to include in his pleadings "the names of confidential informants, employees, competitors, Government employees, members of the media, and others who have provided information leading to the filing of the case").

         This heightened pleading requirement is not, as Plaintiffs assert, an unfair burden. Rather, it signifies Congress' recognition that "[u]nwarranted fraud claims can lead to serious injury to reputation for which our legal system offers no redress." H.R. Conf. Rep. No. 104-369, at 41, 48 (1995).

         4. THE PRENEED STUDY AND DEFENDANTS' ALLEGED STATEMENTS DO NOT SUPPORT THE ALLEGATIONS IN THE COMPLAINT.

         The only internal SCI document cited by Plaintiffs in the CCAC to support their allegations was the Preneed Study. In citing the Preneed Study, Plaintiffs took a considerable gamble. If, in fact, the Preneed Study did not support Plaintiffs' claims, Plaintiffs would be left without any factual support for their claims. That is exactly what has occurred.

         The Preneed Study,(6) which was attached as Exhibit C to Defendants' Motion to Dismiss, conclusively demonstrates that Plaintiffs' allegations, as contained in the CCAC, are without merit. See Defendants' Motion to Dismiss at pp. 17-21. Not surprisingly, Plaintiffs suggest that this Court should not be permitted to look at the Preneed Study, but should instead "accept as true reasonable inferences drawn from plaintiffs' allegations." See Opposition Brief at p. 25. Unfortunately for Plaintiffs, the Fifth Circuit does not put on blinders and accept unsupportable conclusions. In Melder v. Morris, 27 F.3d 1097, 1100 (5th Cir. 1994), for example, the Fifth Circuit dismissed a securities fraud claim when the plaintiffs alleged misstatements in a prospectus, "but upon further review these alleged misstatements amount[ed] to gross mischaracterizations of the contents of the prospectuses." The same is the case here.

         While the CCAC repeatedly alleges that the Preneed Study confirmed that "a material number of SCI's funeral services had been and would continue to be, performed at significant losses to SCI"(7) and that "a significant number of independent funeral homes acquired by SCI failed to


-----------------

         (6) Plaintiffs assert that Defendants have "submitted a collection of select unauthenticated internal SCI documents that [Defendants] conclusorily assert constitute the preneed study alleged in the Complaint." See Opposition Brief at p. 6. This is simply not true. The Preneed Study is authenticated by the declaration of Mary Beth Russo, a former SCI employee who was responsible for coordinating the Preneed Study.

         (7) See CCAC at pp. 32, 35, 44 and 74(a).

actively manage their mortuary trust assets,"(8) the Preneed Study contains no such statements. Faced with the clear and unequivocal language of the Preneed Study, Plaintiffs are forced to retreat from such allegations, and, instead, pick around the edges to find any morsel in the Preneed Study that will support their claims. Plaintiffs point to various sentences in the Preneed Study, most taken wholly out of context, in a desperate attempt to salvage their claim.(9) Plaintiffs are not successful.(10)

         Furthermore, Plaintiffs make much of so-called "admissions" by Defendants that the fourth quarter earnings shortfall was caused by SCI's unprofitable preneed business. See Opposition Brief at p. 26. Plaintiffs cite an industry publication, however, that does not even purport to quote an SCI executive. See CCAC at p. 127 ("SCI has said in the past that it loses money on some of its preneed services because the contract was sold at too low a price"). Under the Reform Act, such articles do not support a claim for fraud. See, e.g., Williams v. WMX Techs., Inc., 112 F.3d 175, 179 (5th Cir.), cert. denied, 118 S.Ct. 412 (1997) ("failure of [articles] to identify specific statements made by any



-----------------

         (8) Id.

         (9) For example, Plaintiffs claim that the Preneed Study confirmed that SCI did not have a "scientific, analytical approach, focused on meeting SCI's financial objectives." See Opposition Brief at 6. This quote is taken completely out of context, as the Preneed Study actually states that "Although SCI previously had an overall asset allocation policy for these trusts, the new allocation has been developed based upon a more scientific, analytical approach, focused on meeting SCI's financial objectives." See Exhibit C-3 to Defendants' Motion to Dismiss, at SCI0070 (emphasis added).

         (10) Plaintiffs also claim that SCI's trust fund returns had to be more than 8.5 percent annually to cover the increasing cost of funeral services. See Opposition Brief at 7. This figure is ludicrous, and demonstrates why the Reform Act implemented strict pleading requirements. Plaintiffs pluck the 8.5 percent figure from the sky, failing to identify where, if at all, such a figure came from. See CCAC at P. 26. If Plaintiffs are not required to identify their sources, Plaintiffs can make unsubstantial assertions that have no basis in fact and routinely survive a motion to dismiss. That is exactly what the Reform Act was designed to prevent. In this case, the absurdity of Plaintiffs' 8.5 percent annual figure is demonstrated by Heiligbrodt's statement that preneed contracts sold in the 1980s were priced 20 percent less than today. See CCAC at P. 126. That suggests an increase in the cost of funeral services at less than 2 percent per year, not an inflated 8.5 percent per year.

of the defendants is fatal"); In re Marion Merrell Dow, Inc., 1993 WL 393810, *3 (W.D. Mo. 1993) (for the plaintiffs to use the contents of newspaper articles for the basis of a securities fraud claim, "the defendants must have had some sort of control over the statements [in newspaper articles], either as a press release or a direct quote").

         Plaintiffs also rely on Defendant Heiligbrodt's comment that "the at need value of many of the preneed plans sold in the 1980s is about 20 percent less than the company presently charges for its services." This is not, as Plaintiffs claim, an admission of liability. Rather, it reflects the simple fact that there is inflation, that prices have risen over time, and that a preneed funeral sold 15 to 20 years ago for, say $4,000, would cost a customer more today.(11)

B.       PLAINTIFFS FAIL TO ADEQUATELY ALLEGE SCIENTER.

         1. PLAINTIFFS DO NOT STATE WITH PARTICULARITY FACTS GIVING RISE TO A STRONG INFERENCE OF SCIENTER FOR EACH ACT OR OMISSION ALLEGED.

         The Reform Act expressly requires that "the complaint shall, with respect to each act or omission alleged to violate this chapter, state with particularity facts giving rise to a strong inference that the defendant acted with the required state of mind." 15 U.S.C. Section 78u-4(b)(2) (emphasis added). As explained above, the CCAC lacks such specific factual allegations. Without such "corroborating details, the Court simply "cannot determine whether there is any factual basis for alleging that the officers knew that their statements were false at the time they were made." Silicon Graphics II, 183 F.2d at 985. The CCAC should, therefore, be dismissed.


-----------------

         (11) It is also important to remember that if a preneed customer purchased a preneed funeral for say, $4,000, in 1985, that money would be deposited in a mortuary trust fund or used to pay premiums on life insurance policies. "Earnings on trust funds and increasing benefits under insurance funded contracts also increase the amount of cash to be received upon performance of the funeral." See Exhibit B to Defendants' Motion to Dismiss at p.16.

         Although Plaintiffs limit their discussion of the legislative history of the Reform Act to a footnote, it is clear that the Reform Act sets out a new, more rigorous standard for pleading scienter than is found in prior case law. Defendants' Motion to Dismiss concisely set forth the relevant legislative history, and there is no need to repeat that analysis again here.(12) See Defendants' Motion to Dismiss at pp. 28-32. Under the heightened scienter standard, allegations of motive and opportunity alone will no longer be presumed sufficient to support the required strong inference of scienter, but instead a plaintiff claiming securities fraud must allege specific facts constituting strong circumstantial evidence that the Defendants' conduct involved knowledge or severely reckless disregard of wrongdoing.

         Plaintiffs' attempt to make an end-run around the Reform Act's pleading requirements for scienter by claiming that they have alleged specific facts which create a strong inference that the defendants acted knowingly or recklessly. Once again, it is not sufficient to raise conclusory allegations. See, e.g., Walish v. Leverage Group, Inc., 1998 WL 314644, at *3 (E.D. Pa. 1998) (allegations that defendants "knowingly made false statements" and "recklessly created a false and misleading impression" do not meet the standards for pleading scienter under the Reform Act). Plaintiffs must specify a meaningful factual basis for the allegation that Defendants knew facts contradicting their public statements. There is no such factual detail here, much less "a list of all relevant circumstances in great detail." Silicon Graphics II, 183 F.2d at 984.


-----------------

         (12) Contrary to plaintiffs' suggestion, the Fifth Circuit in Williams, 112 F.3d 175, did not hold that allegations of motive and opportunity alone satisfy the Reform Act's heightened requirement for pleading scienter. Instead, the Williams court, in the course of dismissing plaintiffs' securities fraud claims, merely opined that the Reform Act's heightened pleading standard is consistent with Second Circuit case law requiring a plaintiff to "specify the statements contended to be fraudulent, identify the speaker, state when and where the statements were made, and explain why the statements were fraudulent." 112 F.3d at 177-78 (citing Mills v. Polar Molecule Corp., 12 F.3d 1170, 1175 (2d Cir. 1993)).

         2.       PLAINTIFFS' ALLEGATIONS OF MOTIVE AND OPPORTUNITY ARE NOT
                  SUFFICIENT.

         Even if this Court finds that the Reform Act's scienter requirement can be met by allegations showing only motive and opportunity, Plaintiffs' allegations fail because they do not adequately establish motive on the part of Defendants.

                  a. ALLEGATIONS THAT DEFENDANTS MADE FALSE AND MISLEADING STATEMENTS TO MAINTAIN SCI'S BOND RATING AND FACILITATE THE SCI-ECI MERGER FAIL TO CREATE THE REQUIRED INFERENCE OF SCIENTER.

         It is important to remember that the only allegations raised in the CCAC to support an inference of scienter were that Defendants made false and misleading statements: (1) to maintain SCI's bond rating; and (2) to facilitate the consummation of the SCI-ECI merger. In Defendants' Motion to Dismiss, Defendants cited a plethora of case law for the proposition that these motive allegations fail to satisfy the Reform Act. See Defendants' Motion to Dismiss at pp. 33-35. Defendants also explained that if all a securities fraud plaintiff had to do to sufficiently plead scienter was to allege that the defendants artificially inflated a stock's price to obtain more favorable terms in a stock-for-stock transaction "nearly every stock-for-stock transaction conducted in the United States could be subject to challenge." In re Cirrus Logic Sec. Litig., 946 F. Supp. 1446, 1477 (N.D. Cal. 1996).

         Like two ships passing in the night, Plaintiffs ignore Defendants' arguments, and simply cite several cases which suggest that allegations that defendants had a motive to artificially inflate stock price to facilitate a stock-for-stock transaction suffices to allege scienter. See Opposition Brief at pp. 33-34.(13)


-----------------

         (13) Interestingly, Plaintiffs do not respond to the cases cited by Defendants in which courts refused to infer motive from allegations that misstatements were made to maintain a high bond or credit rating.

         A recent case from the Northern District of Texas highlights the sensibility of Defendants' position, and demonstrates the flaws in Plaintiffs' argument. In RGB Eye Associates v. Physicians Resource Group, Inc., 1999 WL 980801, *9 (N.D. Tex. 1999), a case decided on October 27, 1999, Judge Fitzwater refused to accept plaintiffs' scienter allegations that the defendant had an incentive to maximize the price of its stock so that it could expand through acquisitions and acquire other physicians' practices. The reason: "courts reject motive theories that would almost universally permit an inference of fraud...`Accordingly, assertions that would almost universally be true...are inadequate of themselves to plead motive.' Such allegations are `alone insufficient to plead a strong inference of fraud.'" Id. (citations omitted). Similarly, Plaintiffs' scienter allegations in this case should be rejected, as they fail to satisfy the Reform Act's heightened standard for pleading scienter.

                  b. PLAINTIFFS' ALLEGATION THAT THE SCI DEFENDANTS MADE MISSTATEMENTS TO MAINTAIN AND ENHANCE THEIR EXECUTIVE POSITIONS FAILS TO CREATE THE REQUIRED INFERENCE OF SCIENTER.

         In a footnote in their Opposition Brief, Plaintiffs allege, for the very first time, that the Individual Defendants had "motives to maintain and enhance the price of SCI common stock to protect and enhance their executive positions and the substantial compensation and prestige obtained thereby." See Opposition Brief at p. 35 fn. 20.

         The problem with Plaintiffs' argument is that the Fifth Circuit, on numerous occasions, has rejected similar attempts to allege scienter. "Accepting the plaintiffs' allegation of motive -- basically that the defendant officers and directors were motivated by incentive compensation -- would effectively eliminate the state of mind requirement as to all corporate officers and defendants." Melder, 27 F.3d at 1102. "Incentive compensation can hardy be the basis on which an allegation of fraud is predicated. On a practical level, were the opposite true, the executives of virtually every corporation in the United States would be subject to fraud allegations." Tuchman, 14 F.3d at 1068. See also In re Fine Host Corp. Sec. Litig., 25 F. Supp.2d 61, 69 (D.Conn. 1988) (rejecting allegation that defendants' incentive compensation was based, in part, on the strength of [the company's] financial result); Plevy v. Haggerty, 38 F. Supp. 2d 816, 833 (C.D.Cal. 1998) (the motive "to reap the benefits of munificent incentive compensations plans that were tied to [the company's] reported earnings and stock prices... [is] insufficient as a matter of law."); Acito v. IMCERA Group, Inc., 47 F.3d 47, 54 (2d Cir. 1995) ("incentive compensation can hardly be the basis on which an allegation of fraud is predicated"); Salinger v. Projectavision, Inc., 972 F. Supp. 222, 234 (S.D. N.Y. 1997) (a generalized interest in executive compensation tied to stock price performance are insufficient allegations of scienter).

                  c. PLAINTIFFS ALLEGE NO BASIS FOR IMPUTING MOTIVES TO THE INDIVIDUAL DEFENDANTS.

         Even if Plaintiffs have successfully pled scienter with respect to SCI, Plaintiffs' securities fraud claim should be dismissed against the Individual Defendants because Plaintiffs' factual allegations do not indicate that key officers and directors had any motive to commit fraud. Plaintiffs recognize that to adequately plead motive they must show "concrete benefits that could be realized by one or more of the false statements." In re Health Management, 970
F. Supp. 192, 202 (E.D.N.Y. 1997). Here, Plaintiffs cannot show -- and do not allege - that the Individual Defendants realized any concrete benefits. To the contrary, Plaintiffs concede that there is a total absence of insider trading in this case, thereby eliminating any financial motive on the part of the Individual Defendants to engage in fraudulent activity. See Opposition Brief at
p. 34. The Individual Defendants should, therefore, be dismissed.

C.       MANY OF THE ALLEGED MISSTATEMENTS ARE NOT ACTIONABLE AS A MATTER OF
         LAW.

         Defendants' Motion to Dismiss explained that a number of statements alleged to be false and misleading are merely non-actionable statements of corporate optimism. See Defendants' Motion to Dismiss at pp. 23-27. While Defendants readily concede that not every statement in the CCAC is a statement of puffery, Defendants stick by their contention that those selected statements identified in their Motion to Dismiss are, in fact, nonactionable expressions of optimism. See CCAC at pp. 75, 78, 84 and 96. Defendants' Motion to Dismiss identifies these statements in detail.

         Along those same lines, some, but not all, of the statements challenged by Plaintiffs are simply announcements of past financial results and, therefore, not actionable. See CCAC at pp. 78, 86 and 96. Similarly, the Reform Act's safe harbor provisions protect not every statement in the CCAC, but only those selected forward-looking statements allegedly made by Defendants.

D.       PLAINTIFFS' SECTION 11 AND SECTION 12(a)(2) CLAIMS FAIL.

         1. PLAINTIFFS' SECTION 11 AND 12(a)(2) CLAIMS ARE SUBJECT TO RULE 9(b) AND THE REFORM ACT.

         Ignoring Fifth Circuit authority directly on point, Plaintiffs cite three cases from outside the Fifth Circuit and argue that their Section 11 and 12(a)(2)(14) claims are not subject to the particularity requirements of Rule 9(b) and the Reform Act. See Opposition Brief at 20. Plaintiffs' position is without merit. In Melder, 27 F.3d 1097, the Fifth Circuit addressed this very issue, holding that the particularity requirements of Rule 9(b) apply to claims brought under Section 11 and Section 12(a)(2) of the 1933 Securities Act. The Fifth Circuit noted:

                  [Plaintiffs] maintain that their 19[3]3 Securities Act claims were inappropriately subjected to the Rule 9(b) heightened pleading standard. This argument is untenable in light of the complaint's


-----------------

         (14) Congress amended Section 12 of the Securities Act of 1933 in the Reform Act, adding subsection 12(b) to section 12 and redesignating subsections 12(1) and 12(2) as 12(a)(1) and 12(a)(2). Most of the cases refer to section 12(2), the pre-amendment designation.

                  wholesale adoption of the allegations under the securities fraud claims for purposes of the Securities Act claims. When 1933 Securities Act claims are grounded in fraud rather than negligence as they clearly are here, Rule 9(b) applies.



Id. at 1100 fn. 6. See also Shapiro v. UJB Fin. Corp., 964 F.2d 272, 287-89 (3d Cir.), cert. denied, 506 U.S. 934 (1992) (holding that Rule 9(b) applies to
Section 11 and 12(a)(2) claims); Sears v. Likens, 912 F.2d 889, 892-93 (7th Cir.
1990) (same). Given the Fifth Circuit's analysis, there is no reason to believe that the Reform Act should be treated any differently. When Plaintiffs' claims are grounded in fraud rather than negligence, the Reform Act's strict pleading requirements should also apply to Plaintiffs' Section 11 and 12(a)(2) claims.

         2. THE ACCURACY OF THE REGISTRATION STATEMENT/PROSPECTUS IS TESTED ON ITS EFFECTIVE DATE - NOVEMBER 20, 1998.

         Plaintiffs' Opposition Brief suggests that all Plaintiffs have to do to state a cognizable claim under Sections 11 and 12(a)(2) is to plead that (1) the fourth quarter had ended; (2) the fourth quarter's poor results were necessarily complete; (3) Defendants closed on the ECI transaction without disclosing these results; and (4) the Registration Statement/Prospectus affirmatively represented that SCI experienced no events which would have a materially adverse effect on its business condition. See Opposition Brief at 2. This is simply not the case.

         Section 11 creates an express right of action for securities purchasers where "any part of the registration statement, when such part became effective, contained an untrue statement of a material fact or omitted to state a material fact. 15 U.S.C. Section 77k(a) (emphasis added). Similarly, Section 12(2) imposes liability for using a prospectus "which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading." 15 U.S.C. Section 77l(2).

         The accuracy of the Registration Statement/Prospectus is, therefore, tested on its effective date, which in this case is November 20, 1998.(15) See 15 U.S.C. Section 77k(a) (liability attaches for misstatements in a prospectus at the time such part becomes effective); Nelson v. Paramount Communications, Inc., 872 F. Supp. 1242, 1246 (S.D.N.Y. 1994) (Section 11, by its own terms, is limited to material omissions in parts of registration statements that were misleading "when such part[s] became effective"); 3A Harold S. Bloomenthal, Securities and Federal Corporate Law Section 8.23, at 8-102 (1993) ("The prospectus for purposes of section 11 speaks as of the date the registration statement becomes effective"). "[W]hen subsequent events make an effective Registration Statement misleading, Section 11 does not apply." Thomas Lee Hazen, Treatise on the Law of Securities Regulation Section 7.3, at 387 (3d ed. 1995).

         Plaintiffs suggest that the supplement to the prospectus dated December 17, 1998(16) was, in actuality, an amendment to the Registration
Statement/Prospectus, thereby altering the effective date.(17) See Opposition Brief at 18 fn. 8. This argument is unpersuasive.

                  Amendments to a registration statement require compliance with certain administrative procedures before the Securities and Exchange Commission. Supplements to a prospectus can be accomplished by merely the filing of copies with the Commission. There has been no showing by Plaintiffs that the supplements to the Prospectus contained information which could be properly only be included in


-----------------

         (15) See CCAC at p. 7.

         (16) The December 17, 1998 supplement is attached as Exhibit A.

         (17) On December 14, 1998, SCI and ECI executed an amendment to the merger agreement. That amendment increased the minimum price of SCI common stock used to calculate the merger consideration to be received by ECI's stockholders from $34 to $38, and increased the maximum amount of asset divestitures required to obtain antitrust approval. See Exhibit A. On December 17, 1999, a supplement to the Registration Statement/Prospectus was filed with the Securities Exchange Commission. Id. There was never an amendment to the Registration Statement/Prospectus.

                  an amendment to the Registration Statement or that the supplements were issued under procedures pertinent to amendments.

Tirone v. Calderone-Curran Ranches, Inc., 1978 WL 1095, *3 (W.D.N.Y. 1978); see also Finkel v. Stratton Corp., 754 F. Supp. 318, 327 (S.D.N.Y. 1990), aff'd in part, rev'd in part on other grounds, 962 F.2d 169 (2d Cir. 1992) (filing a supplemental prospectus dated July, 1985 did not make the effective date for
Section 11 purposes July 1985; rather, the effective date for Section 11 remained the date the Registration Statement was originally filed).

         The question in this case is not, as Plaintiffs posit, whether Defendants failed to disclose in the Registration Statement/Prospectus any material information concerning SCI's financial condition as of January 19, 1999, the date the SCI-ECI transaction closed. Rather, the key question is whether the CCAC contains sufficient allegations that the Defendants failed to disclose in the Registration Statement any material information concerning SCI's financial condition as of November 20, 1998. The answer, quite simply, is no.

         Despite Plaintiffs' protestations to the contrary, the fact that the quarter was halfway completed does not automatically mean that, as of November 20, 1998, SCI was in possession of information which indicated that the quarter as a whole would fall below analysts' expectations. This is especially true in the death care industry because "[t]he death rate tends to be somewhat higher in the winter months and [SCI's] funeral service locations generally experience a higher volume of business during those months" See Exhibit B to Defendants' Motion to Dismiss at p.2. While Plaintiffs claim that SCI had computer reports detailing cemetery and funeral volumes, Plaintiffs concede that SCI could not, as of November 20, 1998, predict that cemetery and funeral sales for the remaining half of the quarter would fail to meet or exceed analysts' expectations.

         3. THE REGISTRATION STATEMENT/PROSPECTUS DID NOT REQUIRE DEFENDANTS TO DISCLOSE ALL ONGOING DEVELOPMENTS RELATING TO SCI'S BUSINESS.

         Plaintiffs repeatedly claim that the Registration Statement/Prospectus was patently misleading because it contained a provision requiring SCI to disclose up until the closing of the SCI-ECI transaction any event which was having a "material adverse effect" on its business conditions. This argument is a red herring. Plaintiffs conveniently forget to mention that the merger agreement, which is attached to the Registration Statement/Prospectus,(18) defines "material adverse effect" as follows:

                  any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of [ECI] and all of its Subsidiaries or [SCI] and all of its Subsidiaries, as applicable, taken as a whole, EXCLUDING SPECIFICALLY ANY SUCH EVENT, OCCURRENCE, FACT, CONDITION, CHANGE, DEVELOPMENT OR EFFECT RESULTING FROM . . . CHANGES GENERALLY APPLICABLE TO COMPANIES ENGAGED IN BUSINESSES OR INDUSTRIES SIMILAR TO THOSE IN WHICH [ECI] AND ITS SUBSIDIARIES AND [SCI] AND ITS SUBSIDIARIES ARE ENGAGED.

See Exhibit B, at A-36 to A-37 (emphasis added). Thus, contrary to Plaintiffs' assertions, Defendants were under no obligation to disclose adverse business conditions if those conditions were generally applicable to companies engaged in businesses or industries in which SCI and ECI were engaged, i.e., the death care industry.

         To further this point, the Registration Statement/Prospectus contained detailed, meaningful disclosures indicating that the information contained in the Registration Statement/Prospectus was effective only as of November 20, 1998. In particular, the Registration Statement/Prospectus stated as follows:


-----------------

         (18) The Registration Statement/Prospectus is attached as Exhibit B.

                  THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 20, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SCI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                  NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCI OR ECI SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

Id. at p. 3 (emphasis in original). This cautionary language cannot be ignored. See In re Donald J. Trump Casino Securities Litigation, 793 F. Supp. 543, 553 (D.N.J. 1992), aff'd, 7 F.3d 357 (3d Cir. 1993) ("the allegations of the complaint are not read in isolation; they cannot be separated from the language of the Prospectus, including whatever cautionary language appears in that text"). Even a cursory reading of the Registrations Statement/Prospectus reveals that the information in the Registration Statement/Prospectus is only represented as correct as of the date of the Registration Statement/Prospectus - November 20, 1998.

     At the same time, SCI made investors aware that there were several "important factors which could cause actual results to differ materially from those in forward-looking statements." See Form 10-Q for the quarter ended September 30, 1998, attached as Exhibit I to Defendants' Motion to Dismiss, at 22-23.(19) Those factors include, among others, the following:

                  1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).


-----------------

         (19) The Form 10-Q for the Quarter ended September 30, 1998 was expressly incorporated into the Registration Statement/Prospectus. See Exhibit B at p.2.

                  2) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.

                  3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

                  4) The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

Id. It is hard to imagine a more detailed cautionary statement.

         Plaintiffs rely heavily on the First Circuit's opinion in Shaw v. Digital Equipment Corp., 82 F.3d 1194 (1st Cir. 1996). In Shaw, the Registration Statement's effective date was March 21, 1994, a mere 11 days before the end of the quarter then in progress. The Shaw plaintiffs alleged that, as of the Registration Statement's effective date, the defendants were aware of material facts portending unexpectedly large losses, and that the failure to disclose these material facts in the Registration Statement/Prospectus violated both sections 11 and 12(a)(2). The present case presents an entirely different factual situation. Here, the effective date of the Registration Statement/Prospectus is November 20, 1998, just about halfway through the quarter then in progress, and almost two full months before the announcement of SCI's fourth quarter 1998 earnings. As explained above, it is unreasonable to assume that, simply because half of the quarter had occurred, Plaintiffs could foresee that the quarter as a whole would turn out to be disappointing. In short, Plaintiffs have failed to plead sufficient facts to demonstrate otherwise.

                                   CONCLUSION


         For the above reasons, Defendants' Motion to Dismiss the Consolidated Class Action Complaint should be granted. Plaintiffs' Consolidated Class Action Complaint should be dismissed.


                                           Respectfully submitted,

                                           Bracewell & Patterson, L.L.P.


                                           By:
                                              ---------------------------------
                                                    J. Clifford Gunter III
                                                    State Bar No. 08627000

                                                    Andrew M. Edison
                                                    State Bar No. 00790029

                                           South Tower Pennzoil Place
                                           711 Louisiana, Suite 2900
                                           Houston, Texas 77002-2781
                                           Telephone: (713) 223-2900
                                           Facsimile: (713) 221-1212

                                           COUNSEL FOR DEFENDANTS


                             CERTIFICATE OF SERVICE

         I hereby certify that a true and correct copy of the foregoing document was forwarded by messenger on the 24th day of November, 1999 to Plaintiffs' Lead
Counsel:

               Mr. Roger E. Greenberg
               Greenberg, Peden, Siegmyer & Oshman, P.C.
               12 Greenway Plaza
               10th Floor
               Houston, Texas 77046



                                        ----------------------------------------
                                                  Andrew M. Edison